Select Energy Services Reports First Quarter 2019 Financial Results And Operational Updates

Revenue of $363 million generated in the first quarter of 2019

Expansion of Northern Delaware pipeline project, increasing initial system capacity by 50%

Reduced debt by $20 million during the first quarter of 2019 with available liquidity of $234 million at the end of the first quarter of 2019

HOUSTON, May 7, 2019 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of water management and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the first quarter ended March 31, 2019.

Revenue for the first quarter of 2019 was $362.6 million as compared to $362.3 million in the fourth quarter of 2018 and $376.4 million in the first quarter of 2018. Revenue in the first quarter of 2019 was impacted by the divestment of certain non-core operations that contributed an incremental $7.8 million of revenue in the fourth quarter of 2018 and $18.9 million in the first quarter of 2018. Net income for the first quarter of 2019 was $1.4 million, which was impacted by several non-recurring charges, largely related to the divestment of non-core operations, compared to a net loss of $18.1 million in the fourth quarter of 2018 and net income of $16.1 million in the first quarter of 2018.

Gross profit was $46.0 million in the first quarter of 2019 as compared to $34.4 million in the fourth quarter of 2018 and $47.9 million in the first quarter of 2018. Total gross margin for Select was 12.7% in the first quarter of 2019 as compared to 9.5% in the fourth quarter of 2018 and 12.7% in the first quarter of 2018. Gross margin before depreciation and amortization ("D&A") for the first quarter of 2019 was 21.4% as compared to 19.8% for the fourth quarter of 2018 and 20.9% for the first quarter of 2018.

Adjusted EBITDA was $53.4 million or 14.7% of revenue in the first quarter of 2019 as compared to $56.1 million or 15.5% of revenue in the fourth quarter of 2018 and $59.6 million or 15.8% of revenue in the first quarter of 2018. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Holli Ladhani, President and CEO, stated, "I'm pleased the team was able to improve overall gross margins for the Company and hold revenue steady in the first quarter even after divesting certain operations from our former Wellsite Services segment during the quarter. As a result of recent divestitures of non-core operations within this segment, and with the intent of providing further transparency into our business, we will report in three operating segments going forward: Water Services, Water Infrastructure and Oilfield Chemicals.

"A key driver behind our decision to reorganize our segments is the opportunity we see to further develop water-related infrastructure around our existing footprint and across the full spectrum of the water solutions supply chain. In connection with this, I'm pleased today to announce an expansion to the previously announced New Mexico fixed infrastructure system, which is designed to deliver water to our customers in the heart of the northern Delaware Basin. The initial phase of this project, which is currently under construction, is supported by a five-year take-or-pay contract with a major international integrated oil company. Given our ongoing discussions, in addition to our customers' enthusiasm regarding the development potential of this region, we are expanding the geographic reach of this system to incremental acreage as well as increasing the daily throughput capacity by 50% to 150,000 barrels per day, bringing the overall capital commitment to this project to approximately $40 million," concluded Ladhani.

Business Segment Information

During the first quarter of 2019, in conjunction with the sale and winding down of certain operations within the Wellsite Services segment, including certain operations of our Affirm subsidiary, our Canadian operations and our sand hauling business, the Company reevaluated its segment structure and revised its reportable segments to Water Services, Water Infrastructure, and Oilfield Chemicals.

The Water Services segment consists of the Company's services businesses including water transfer, flowback and well testing, fluids hauling, containment, and water treatment and monitoring. Additionally, this segment includes the operations of the Company's rentals business, which was previously a part of the Wellsite Services segment.

The Water Infrastructure segment consists of the Company's infrastructure assets and ongoing infrastructure development projects, including operations associated with the Company's water sourcing and pipelines, produced water gathering systems and salt water disposal wells.

The Oilfield Chemicals segment remains unchanged. This segment develops, manufactures and provides chemicals used in hydraulic fracturing, stimulation, cementing and well completions, including polymer slurries, crosslinkers, friction reducers, buffers breakers and other chemical technologies, to leading pressure pumping service companies in the United States.

The results of the remaining service lines that were previously a part of the Wellsite Services segment including the operations of our Affirm subsidiary, our Canadian operations and our sand hauling business are combined with corporate costs in the "Other" category. The Company expects to conclude divesting or winding down these remaining operations over the course of the second quarter of 2019.

As a result of these changes, certain reclassifications were made to the Company's prior period financial information in order to conform to the current period presentation. These changes did not impact the Company's consolidated net income, consolidated cash flows, total assets, total liabilities or total stockholders' equity.

The Water Services segment generated revenues of $220.6 million in the first quarter of 2019, up 4.5% sequentially and 1.1% compared to the first quarter of 2018. The sequential growth in revenue was driven by increased market share in our water transfer and flowback and well testing service lines, including through our Northern Delaware flowback acquisition in November 2018. Gross margin before D&A for Water Services was 26.1% in the first quarter of 2019 as compared to 22.9% in the fourth quarter of 2018 and 24.6% in the first quarter of 2018, driven by continuing operational efficiencies, including automation.

The Water Infrastructure segment generated revenues of $53.6 million in the first quarter of 2019, down 1.5% sequentially and less than 1% as compared to the first quarter of 2018. Seasonal declines in water volumes shipped through the Company's GRR infrastructure in New Mexico contributed to the modest sequential decline in revenue. Revenues from the first quarter of 2018 were impacted by non-recurring revenue contributions related to pass through water sales and heating costs in the Bakken of $6.4 million. Excluding these previous pass-through revenues, revenue grew by $5.9 million, or 12.5%, in the first quarter of 2019 as compared to the first quarter of 2018. Gross margin before D&A for Water Infrastructure was 22.7% in the first quarter of 2019 as compared to 27.0% in the fourth quarter of 2018 and 25.8% in the first quarter of 2018. Gross margin before D&A in the first quarter of 2019 was impacted by certain costs in the northern Delaware Basin. As the buildout of our pipeline in the northern Delaware Basin progresses and operations commence later in 2019, we anticipate margins will improve over the course of the year and will be more in line with the gross margin before D&A of the high 20% to low 30% range seen during the full year of 2018 in this segment.

The Oilfield Chemicals segment generated revenues of $66.8 million in the first quarter of 2019, roughly flat sequentially and up 5.0% compared to the first quarter of 2018. Gross margin before D&A for Oilfield Chemicals was 10.9% in the first quarter of 2019 as compared to 8.9% in the fourth quarter of 2018 and 10.3% in the first quarter of 2018. The segment continued to see strong demand for its friction reducer product lines with revenue and margin growth driven by increased demand for the higher margin high-viscosity friction reducer product line.

The "Other" category, which contains the remaining operations of our non-core operations that are in the process of being divested and wound down, generated revenues of $21.6 million in the first quarter of 2019, down from $29.4 million in the fourth quarter of 2018 and $40.5 million in the first quarter of 2018. The "Other" category contributed gross profit before D&A of $0.6 million in the first quarter of 2019 as compared to $2.7 million in the fourth quarter of 2018 and $4.7 million in the first quarter of 2018. As the divestment and winding down of the Company's remaining non-core operations are completed, these revenues and gross profit contributions are anticipated to continue to decline further.

Select's consolidated Adjusted EBITDA during the quarter includes $14.2 million of adjustments primarily related to non-recurring and non-cash items relating to the divestments of portions of our non-core businesses, including $5.9 million of loss on sales of assets, primarily related to a partial sale of our Canadian operations, $4.4 million of goodwill impairment related to Affirm, $1.7 million of severance related to divested operations, $1.1 million of lease abandonment costs largely related to our Canadian operations, $0.7 million of transaction costs and $0.5 million of asset impairments related to our remaining to-be-divested Canadian operations. Non-cash compensation expense accounted for an additional $4.2 million adjustment, and other items produced a net impact of ($0.2) million.

Cash Flow and Balance Sheet

Cash flow from operations for the first quarter of 2019 was $36.6 million. Capital expenditures for the first quarter of 2019 were $33.3 million, net of ordinary course asset sales of $3.2 million. This figure includes $9.1 million of capital expenditures related to our ongoing development activities in the northern Delaware Basin. Cash flow from operations less cash flow from investing activities was $19.9 million. Cash flow from investing activities includes non-ordinary course net proceeds of approximately $16.0 million during the first quarter of 2019 related to divestment activities.

Total liquidity was $234.2 million as of March 31, 2019, as compared to $221.9 million as of December 31, 2018. Following the repayment of $20 million of borrowings during the first quarter, outstanding borrowings under the Company's revolving credit facility totaled $25.0 million as of March 31, 2019, compared to $45.0 million as of December 31, 2018. As of March 31, 2019, the Company had approximately $218.5 million of available borrowing capacity under its revolving credit facility, after giving effect to $20.8 million of outstanding letters of credit. Total cash and cash equivalents were $15.7 million at March 31, 2019 as compared to $17.2 million at December 31, 2018 resulting in debt, net of cash, at March 31, 2019 of approximately $10 million.

Conference Call

Select has scheduled a conference call on Wednesday, May 8, 2019 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through May 22, 2019 and may be accessed by calling 201-612-7415 using passcode 13688977#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. ("Select") is a leading provider of total water management and chemical solutions to the unconventional oil and gas industry in the United States. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States. For more information, please visit Select's website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to, the factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018 and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Revenue
Water services	$220,595	$218,230
Water infrastructure	53,616	54,057
Oilfield chemicals	66,829	63,630
Other	21,606	40,478
Total revenue	362,646	376,395
Costs of revenue
Water services	163,121	164,630
Water infrastructure	41,430	40,096
Oilfield chemicals	59,527	57,084
Other	21,053	35,754
Depreciation and amortization	31,518	30,882
Total costs of revenue	316,649	328,446
Gross profit	45,997	47,949
Operating expenses
Selling, general and administrative	32,376	25,681
Depreciation and amortization	1,000	541
Impairment of goodwill	4,396	—
Impairment of property and equipment	519	—
Impairment of cost-method investment	—	2,000
Lease abandonment costs	1,073	1,124
Total operating expenses	39,364	29,346
Income from operations	6,633	18,603
Other income (expense)
Losses on sales of property and equipment, net	(4,491)	(554)
Interest expense, net	(1,093)	(1,151)
Foreign currency gain (loss), net	260	(400)
Other income, net	269	96
Income before income tax expense	1,578	16,594
Income tax expense	(178)	(462)
Net income	1,400	16,132
Less: net income attributable to noncontrolling interests	(265)	(6,033)
Net income attributable to Select Energy Services, Inc.	$1,135	$10,099

Net income per share attributable to common stockholders:
Class A—Basic	$0.01	$0.15
Class A-1—Basic	$—	$—
Class A-2—Basic	$—	$0.15
Class B—Basic	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.01	$0.15
Class A-1—Diluted	$—	$—
Class A-2—Diluted	$—	$0.15
Class B—Diluted	$—	$—

SELECT ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$15,683	$17,237
Accounts receivable trade, net of allowance for doubtful accounts of $5,580 and $5,329, respectively	347,703	341,711
Accounts receivable, related parties	1,634	1,119
Inventories	42,520	44,992
Prepaid expenses and other current assets	26,365	27,093
Total current assets	433,905	432,152
Property and equipment	1,071,777	1,114,378
Accumulated depreciation	(595,332)	(611,530)
Property and equipment held-for-sale, net	13,733	—
Total property and equipment, net	490,178	502,848
Right-of-use assets	72,341	—
Goodwill	266,934	273,801
Other intangible assets, net	145,408	148,377
Other assets	3,186	3,427
Total assets	$1,411,952	$1,360,605
Liabilities and Equity
Current liabilities
Accounts payable	$64,694	$53,847
Accrued accounts payable	48,162	62,536
Accounts payable and accrued expenses, related parties	7,375	5,056
Accrued salaries and benefits	25,666	22,113
Accrued insurance	13,359	14,849
Sales tax payable	2,530	5,820
Accrued expenses and other current liabilities	9,415	14,560
Current operating lease liabilities	21,959	—
Current portion of finance lease obligations	743	938
Total current liabilities	193,903	179,719
Long-term operating lease liabilities	70,641	16,752
Other long-term liabilities	7,295	8,361
Long-term debt	25,000	45,000
Total liabilities	296,839	249,832
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 79,998,292 shares issued and outstanding as of March 31, 2019; 350,000,000 shares authorized and 78,956,555 shares issued and outstanding as of December 31, 2018	800	790
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized, no shares issued or outstanding as of March 31, 2019 and December 31, 2018	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 26,026,843 shares issued and outstanding as of March 31, 2019; 150,000,000 shares authorized and 26,026,843 shares issued and outstanding as of December 31, 2018	260	260
Preferred stock, $0.01 par value; 50,000,000 shares authorized and no shares issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Additional paid-in capital	818,556	813,599
Retained earnings	19,788	18,653
Accumulated other comprehensive deficit	(314)	(368)
Total stockholders' equity	839,090	832,934
Noncontrolling interests	276,023	277,839
Total equity	1,115,113	1,110,773
Total liabilities and equity	$1,411,952	$1,360,605

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$1,400	$16,132
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	32,518	31,423
Net (gain) loss on disposal of property and equipment	(223)	554
Bad debt expense	732	485
Amortization of debt issuance costs	172	172
Inventory write-down	75	266
Equity-based compensation	4,179	2,481
Impairment of goodwill	4,396	—
Impairment of property and equipment	519	—
Impairment of cost-method investment	—	2,000
Loss on divestitures	4,714	—
Other operating items, net	(270)	117
Changes in operating assets and liabilities
Accounts receivable	(17,390)	(33,691)
Prepaid expenses and other assets	1,706	(1,283)
Accounts payable and accrued liabilities	4,059	16,549
Net cash provided by operating activities	36,587	35,205
Cash flows from investing activities
Working capital settlement	691	—
Proceeds received from divestitures	15,957	—
Purchase of property and equipment	(36,510)	(32,612)
Proceeds received from sale of property and equipment	3,209	1,609
Net cash used in investing activities	(16,653)	(31,003)
Cash flows from financing activities
Borrowings from revolving line of credit	5,000	—
Payments on long-term debt	(25,000)	—
Payments of finance lease obligations	(285)	(511)
Proceeds from share issuance	27	130
Distributions to noncontrolling interests, net	(121)	(161)
Repurchase of common stock	(1,216)	(264)
Net cash used in financing activities	(21,595)	(806)
Effect of exchange rate changes on cash	107	(53)
Net (decrease) increase in cash and cash equivalents	(1,554)	3,343
Cash and cash equivalents, beginning of period	17,237	2,774
Cash and cash equivalents, end of period	$15,683	$6,117
Supplemental cash flow disclosure:
Cash paid for interest	$1,283	$991
Cash (refunds received) paid for income taxes	$(365)	$344
Supplemental disclosure of noncash investing activities:
Capital expenditures included in accounts payable and accrued liabilities	$13,044	$9,632

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus any inventory write-downs. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2018.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended March 31,
	2019	2018
	(in thousands)
Net income	$1,400	$16,132
Interest expense	1,093	1,151
Income tax expense	178	462
Depreciation and amortization	32,518	31,423
EBITDA	35,189	49,168
Impairment of goodwill	4,396	—
Impairment of property and equipment	519	—
Impairment of cost-method investment	—	2,000
Lease abandonment costs	1,073	1,124
Non-recurring severance expenses	1,680	—
Non-recurring transaction costs	662	2,694
Non-cash compensation expenses	4,179	2,481
Non-cash loss on sale of assets or subsidiaries	5,906	1,515
Foreign currency (gain) loss	(260)	400
Inventory write-down	75	266
Adjusted EBITDA	$53,419	$59,648

The following tables present a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	March 31, 2019	March 31, 2018
	(unaudited)
	(in thousands)
Gross profit by segment
Water Services	$36,212	$34,708
Water Infrastructure	6,097	8,924
Oilfield Chemicals	4,849	3,631
Other	(1,161)	686
As reported gross profit	45,997	47,949

Plus depreciation and amortization
Water Services	21,262	18,892
Water Infrastructure	6,089	5,037
Oilfield Chemicals	2,453	2,915
Other	1,714	4,038
Total depreciation and amortization	31,518	30,882

Gross profit before D&A	77,515	78,831

Gross profit before D&A by segment
Water Services	57,474	53,600
Water Infrastructure	12,186	13,961
Oilfield Chemicals	7,302	6,546
Other	553	4,724
Total gross profit before D&A	$77,515	$78,831

Gross margin before D&A by segment
Water Services	26.1%	24.6%
Water Infrastructure	22.7%	25.8%
Oilfield Chemicals	10.9%	10.3%
Other	2.6%	11.7%
Total gross margin before D&A	21.4%	20.9%

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com